Exhibit 4.29

Call Option Agreement

THIS CALL OPTION AGREEMENT (“this Agreement”) is entered into by and among the parties below (“the Parties”) in Beijing on February 12, 2011.

Party A: Beijing Perfect World Software Co., Ltd.

Domicile: Building 306, #86 Beiyuan Road, Chaoyang District, Beijing 100101, China

Party B: Beijing Perfect Moment Pictures Co., Ltd.

Domicile: Room 8152, No. 3 Xijing Road, Badachu Science and Technology Park, Shijingshan District, Beijing :

Party C:

Michael Yufeng CHI, ID Number: 110108197109148935

Domicile: Room 302, Unit 6, Building 5, Yichengdongyuan Community, Haidian District, Beijing

Tian LIANG, ID Number: 110102197006282316

Domicile: Room 22, Unite 1, Building 4, YingchunYuan Community, HaidianDistrict, Beijing.

WHEREAS:

(1)	Party C are Party B’s shareholders and hold 100% of the equities in Party B;

(2)	Party A is a wholly foreign owned enterprise incorporated and existing under the PRC laws and provides technology support, technology consultancy and other related services to Perfect World (Beijing) Pictures Co., Ltd. (hereinafter referred to as “PW Pictures”) , a wholly-owned subsidiary of Party B. Currently, Party A is an important partner of Party B; and

(3)	Party C intend to grant, to Party A, the exclusive option to purchase all or part of Party C’s equity interest in Party B at any time without violating PRC laws.

Pursuant to the relevant laws and regulations of the PRC, the Parties, abiding by the principles of cooperation, equality, mutual benefit and joint development, through friendly negotiations, hereby agree as follows:

Article 1 Definitions

In this Agreement, the following terms shall have the following meanings:

1.1.	Agreement means this Agreement, along with its annexes attached hereto and the written amendments to this Agreement as may be signed by the Parties from time to time.

1.2.	China means the People’s Republic of China (the “PRC”), and for the purpose of this Agreement, excludes Hong Kong, Taiwan and Macao.

1.3.	Date means the year, month and day. The terms “within… (date)” and “no later than… (date)” in this Agreement shall include these dates.

Article 2 Grant and Exercise of Call Option

2.1	The Parties agree that Party A has the exclusive option to purchase at any time all or part of Party C’s equity interest in Party B according to this Agreement. This option may be exercised by Party A or the qualified entity designated by Party A. This option is granted to Party A once this Agreement is signed by all Parties and such grant is irrevocable during the valid term of this Agreement.

2.2	The call option shall be exercised only when the following conditions are satisfied: Party A’s, or qualified entity designated by Party A’s equity ownership in Party B does not violate applicable PRC laws and regulations.

2.3	In order to exercise the call option, Party A shall give a written notice (“Exercise Notice”) to Party C, which shall indicate Party A’s intention to exercise call option according to the provisions of this Agreement and the quantity of the equity to be purchased.

2.4	Within thirty days after receiving the Exercise Notice, Party C, as the case may be, shall enter into equity transfer contract, consistent with the Exercise Notice, along with the other documents relating to the transfer (collectively “Transfer Documents”), with Party A or the qualified entity designated by Party A.

2.5	To the extent permitted by law, when Party A decides to exercise the call option, Party B and Party C shall unconditionally assist Party A for all examination, approval, license, registration and filing procedures necessary for the transfer.

Article 3 Exercise Price

Unless evaluation is required by law, the purchase price for Party B’s entire equity interest in Party C under this call option shall be: (1) RMB 10,000; or (2) the lowest price permitted by law (whichever is higher). If Party A purchases part of Party B’s equity interest in Party C, the exercise price shall be adjusted on the pro rata basis.

Party C agree that to the extent permitted by related PRC policies, laws and regulations, all proceeds derived from Party A’s exercise of the call option will be transferred to Party B without compensation.

Article 4 Representations and Warranties

4.1	Each party hereby represents and warrants to the other parties that:

(1)	It has the full right, capacity and authority necessary to enter into this Agreement and perform all the obligations and liabilities under this Agreement;

(2)	The execution or performance of this Agreement does not violate any significant contract or agreement to which it is a party to or any significant contract or agreement which creates a lien on it or its assets.

4.2	Party B, Party C severally and jointly represent and warrant to Party A that:

(1)	On the effective date of this Agreement, Party C are the lawful owner of Party B’s equity and have the full and valid right of disposal over such equity (except the limitations under the PRC laws and regulations). Except for the pledge arrangement as mentioned in the Equity Pledge Agreement signed by the Parties as of February 12, 2011, Party C’s equity ownership in Party B is free and clear of any other pledge, third-party interests or third-party recourse.

(2)	Within the valid term of this Agreement, Party C shall not transfer their equities in Party B to any third party absent Party A’s written consent.

(3)	Within the valid term of this Agreement, Party B and PW Pictures’ business activities comply with the laws, regulations, decrees as well as the administrative rules and guidelines promulgated by relevant Chinese administrative authorities and do not violate the above requirements that would impose material adverse consequence upon Party B and PW Pictures’ business activities or assets.

(4)	Before Party A (or the qualified entity designated by it) exercises call option and obtains all of Party B’s equity, each of Party B and PW Pictures shall not:

(a)	make supplements, modifications or amendments to its articles of association in any way or manner that has material impact on Party B and PW Pictures’ assets, liabilities, operations, equity and other lawful rights (except pro-rata capital increases to meet legal requirements);

(b)	engage in any transaction that has material impact on Party B or PW Pictures’ assets, liabilities, operations, equity and other lawful rights (except those occurring in its normal course of business or with Party A’s written consent after full disclosure);

(c)	cause Party B or PW Pictures’ shareholders’ general meeting to adopt resolutions on dividend distribution;

(d)	sell, transfer, mortgage or otherwise dispose the lawful or beneficial interests in any assets, businesses or income or allow them to become subject to any other security interest (except in its normal course of business or with Party A’s written consent after full disclosure);

(e)	without Party A’s prior written consent, inherit, guarantee or permit any debts, except the debts which: (i) occur in the normal course of business other than borrowings; or (ii) with Party A’s written consent after full disclosure;

(f)	without Party A’s prior written consent, sign any material contract, however, except for the contracts signed in the normal course of business (in this paragraph, a contract with a value exceeding RMB 100,000 is deemed a material contract);

(g)	without Party A’s prior written consent, merge or consolidate with any entity, acquire or invest in any entity;

(5)	Before Party A (or the qualified entity designated by it) exercises call option and obtains all of Party B’s equity, Party C shall jointly or severally be responsible to:

(a)	inform Party A of all lawsuits, arbitrations or proceedings that have occurred or are likely to occur with an impact on the equities owned by both of them;

(b)	cause Party B’s shareholders’ general meeting to approve the equity transfer contemplated herein by voting; cause Party B to amend its articles of association so as to reflect the transfer of equities from Party C to Party A or to Party A’s designated parties, as well as the other changes as set out herein and immediately initiate change of registration with competent PRC authorities; cause Party B and PW Pictures’ shareholders’ general meeting to adopt the resolution on appointing the person designated by Party A or Party A’s designee as new director and/or new legal representative;

(c)	In order to maintain their ownership over the equity, sign all documents, take all actions and bring all complaints or make defenses against all claims, which are necessary or appropriate;

(d)	To the extent permitted by relevant laws and regulations, upon request by Party A, promptly and unconditionally transfer their respective equities to Party A or its representative at any time and waive their rights of first refusal with respect to the equity transfer by the other existing shareholder;

(e)	fully comply with this Agreement and the other agreements signed by Party B and Party A jointly or severally, fully perform the obligations under these agreements and be free of any action or inaction which will affect the validity and enforceability of these agreements;

(6)	within the valid term of this Agreement, unless otherwise specified herein or with Party A’s written consent, Party C will jointly and severally cause Party B and PW Pictures to:

(a)	based on good financial and commercial standards and practices, maintain their existence, prudently and effectively deal with their businesses and affairs and make their best efforts to ensure that they continuously have the permits, licenses and approvals necessary for their business operations and that these permits, licenses and approvals are valid;

(b)	without Party A’s prior written consent, not seek a settlement, waiver, change the request of relief or any other rights in any legal proceedings;

(c)	use the best effort to keep their existing organizational structure and continue maintaining the customer relations so as to assure that Party B’s goodwill and operations are not materially influenced after equity transfer;

(d)	without Party A’s prior written consent, not provide loans or credits to any person;

(e)	without Party A’s prior written consent, not merge or consolidate with any third party, acquire the assets or businesses of any third party, invest in any third party or transfer its assets or other rights to any third party;

(f)	if Party A exercises call option according to the provisions of this Agreement, use best effort to obtain all government approvals and consents necessary for equity transfer, if any, as early as possible.

Article 5 Other Provisions

To the extent permitted by applicable laws, Party C will grant extension to Party B’s and PW Pictures’ operation terms so as to be consistent with Party A’s operation term.

Article 6 Confidentiality

Each party hereto shall keep the contents of this Agreement confidential and without the prior consent of the other Parties, cannot disclose to any other person or release the contents of this Agreement, provided, however, that this obligation does not apply to any information which is: (i) disclosed under the requirement of laws and regulations; (ii) already publicly available other than through the fault of the disclosing party; (iii) disclosed to such party’s shareholder, legal adviser, accountant, financial consultant or other professional consultants; or (iv) disclosed to the potential buyer of equity of such party or its shareholder or other investors, debt or equity financier, which shall enter into appropriate confidentiality agreement, and subject to Party A’s consent if transferor is not Party A.

Article 7 Applicable Law and Defaulting Liability

The formation, validity, interpretation, performance and settlement of disputes in connection with this Agreement shall be governed by PRC laws.

If any of the Parties violates the provisions of this Agreement, fails to fully perform under this Agreement, makes any false representation or warranty in connection with this Agreement, conceals or omits material facts, or does not honor its warranties, it shall be deemed to be in breach of this Agreement. The breaching party shall undertake the corresponding default liability in accordance with law.

Article 8 Settlement of Disputes

8.1	Any dispute arising from or out of the performance of this Agreement shall be settled by the Parties through friendly negotiations. If parties fail to reach a settlement through negotiation, such dispute may be submitted for arbitration;

8.2	The dispute shall be submitted to Beijing Arbitration Commission (“the Commission”) in Beijing for arbitration in accordance with the Commission’s arbitration rules then in effect.

8.3	The arbitral award shall be final and binding upon the Parties hereto. Arbitration costs (including, but not limited to, arbitration expenses and lawyer’s fee) shall be borne by the party with unfavorable outcome, unless otherwise specified in the award.

Article 9 Effectiveness

This Agreement shall come into effect after it is signed by the Parties until August 21, 2026.

Notwithstanding the foregoing provision, Party A may terminate this Agreement by giving a notice not less than 30 days in advance to each of the other parties to this Agreement. Parties, other than Party A, may not terminate this Agreement unless all the Parties reach a unanimous consent through negotiations.

Article 10 Amendments

The Parties shall perform all the provisions of this Agreement once it becomes effective. Any amendment to this Agreement shall be subject to the negotiations of the Parties and made in writing signed by the Parties after obtaining necessary authorizations and approvals.

Article 11 Counterparts

This Agreement is executed in four originals, with each of Party A, Party B, and Party C holding one original.

Article 12 Supplementary Provisions

12.1	The headings in this Agreement are inserted for convenience of reference only and are not deemed to limit the applicability or affect the meaning of any of its provisions.

12.2	The Parties may enter into supplementary agreements, which if annexed to this Agreement, shall have the same legal effect as this Agreement.

(No text below)

(Signature page, no text below)

Beijing Perfect World Software Co., Ltd. (seal) [Seal: Beijing Perfect World Software Co., Ltd.]

Authorized representative (signature):

Beijing Perfect Moment Pictures Co., Ltd. [Seal: Beijing Perfect Moment Pictures Co., Ltd.]

Authorized representative (signature):

/s/ Michael Yufeng CHI

/s/ Tian LIANG

February 12, 2011